Exhibit 99.1

June 9, 2022

BIONIK Laboratories Reports Fourth Quarter and Fiscal Year 2022 Financial Results

BOSTON – June 9, 2022 -- BIONIK Laboratories Corp. (OTCPink: BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for the fourth quarter and fiscal year 2022, ended March 31, 2022.

Fourth Quarter FY 2022 and Recent Highlights

●	BIONIK’s sales pipeline remains among the highest levels in corporate history.

●	New patient outcomes data reflecting a 15-20% increase in therapeutic gains on InMotion Robotic devices over a 14-day timeframe was reported. The Company continues to work with Bitstrapped on advancing machine learning and predictability outcomes further into Bionik’s technology.

•	Revenue was $1.3 million for the fiscal year ended March 31, 2022, an increase of 7%, reflecting the shipment of nine units and higher subscription sales for the InMotion Connect Pulse solutions that were first introduced in June 2020.

•	Revenue was $0.2 million for the fourth quarter of fiscal 2022 compared to $0.5 million for the fourth quarter of fiscal 2021, a decrease of 59%, primarily due to lower units sold in the current period as a result of lengthened delivery schedules from the lingering impact of supply chain issues and the Covid pandemic.

●	On a GAAP basis, total operating expenses increased 18% to $1.5 million, primarily due to increased investments in sales and marketing partially offset by a decrease in general and administrative expenses.

●	On a Non-GAAP basis, the net loss was $1.6 million, or $(0.28) per diluted share, for the fourth quarter of fiscal 2022, compared to a net loss of $0.9 million, or $(0.17) per diluted share, for the fourth quarter of fiscal 2021.

●	Cash and equivalents totaled $2.0 million and there was no short or long-term debt on BIONIK’s balance sheet at March 31, 2022.

Rich Russo, Chief Financial Officer and Interim Chief Executive Officer, commented, “Revenues increased 7% to $1.3 million for the fiscal year, despite the impact of the Covid-19 pandemic on our business. During the year we shipped nine units and grew our sales pipeline to its highest levels. We also made significant investments in our marketing and branding initiatives as well as continued to advance our data strategy with advancements in our machine learning and predictability modeling. In the fourth quarter we continued to focus on growing our sales pipeline and containing costs, as we work to convert our pipeline to revenue.”

Fourth Quarter FY 2022 Financial Results

Total revenues for the fourth quarter were $0.2 million compared with $0.5 million in the fourth quarter of fiscal 2021. One unit was sold in the current fourth quarter 2022 period compared to three units sold in the year ago period.

Gross profit was $0.1 million, a decrease of 60% from $0.3 million in the fourth quarter of last year. The gross margin was 69% compared to 72% in the prior year period.

Total operating expenses were $1.5 million, an increase of 18%, compared to $1.3 million in the fourth quarter of fiscal 2021. Sales and marketing expenses increased by 159% to $0.6 million for the 2022 period, due to larger investments in commercial and marketing initiatives to grow the Company’s sales pipeline. General and administrative expenses decreased by 27% to $0.6 million for the fiscal 2022 fourth quarter compared to $0.8 million for the fiscal 2021 fourth quarter. The decrease was due to lower personnel related expenses and professional fees.

The net loss was $1.7 million, or ($0.29) per diluted share, compared to a net loss of $1.0 million, or ($0.20) per diluted share, in the same period for fiscal 2021. Weighted average basic and diluted shares outstanding were 5,853,048 and 5,133,269 for the fourth quarter of fiscal year 2022 and 2021, respectively.

On a non-GAAP basis, excluding share-based compensation expense, the costs associated with the impairment and amortization of intangibles, and foreign exchange measurement losses, the fourth quarter net loss was $1.6 million, or ($0.28) per diluted share, compared with a net loss of $0.9 million, or ($0.17) per diluted share, in the same period for fiscal 2021.

Twelve Months FY 2022 Financial Results

Total revenues for the year ended March 31, 2022 increased by 7%, to $1.3 million, compared to revenues of $1.2 million for the year ended March 31, 2021. Nine units were shipped in the twelve months ended March 31, 2022, compared to seven units in fiscal year 2021. Subscription sales for the InMotion Connect Pulse solutions more than doubled after first being introduced in June 2020.

Gross profit for fiscal 2022 increased 3% to $1.0 million. The increase was primarily due to selling more units in FY 2022 compared to FY 2021. The gross margin was 75% compared to 77% in the same period last fiscal year. Total operating expenses, excluding charges for the impairment of goodwill and intangible assets, decreased by $1.3 million, or 19%, to $5.7 million.

The net loss was $10.4 million, or ($1.78) per diluted share, compared to a net loss of $13.6 million, or ($2.66) per diluted share, for fiscal 2021. The net loss includes charges for the impairment of goodwill and intangible assets of $5.2 million for fiscal year 2022 and $7.2 million for fiscal year 2021. On a non-GAAP basis, excluding share-based compensation expense, costs associated with the impairment and amortization of intangibles, extinguishment of debt and foreign exchange measurement losses, the fiscal year 2022 net loss was $5.2 million, or ($0.89) per diluted share, compared with a net loss of $5.4 million, or ($1.06) per diluted share, for fiscal year 2021.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development and sales of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company’s continued going concern qualification, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley Willis

FischTank PR

ashley@fischtankpr.com

Investor Relations Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

646.863.6341

BIONIK Laboratories Corp.

Condensed Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	March 31, 2022	March 31, 2021
	(Audited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$1,991,377	$608,348
Accounts receivable	274,844	451,905
Prepaid expenses and other current assets	1,127,362	1,680,557
Inventories	1,191,020	692,163
Total current assets	4,584,603	3,432,973
Equipment, net	91,234	93,577
Intangible assets, net	-	976,551
Goodwill	-	4,282,984
Total assets	$4,675,837	$8,786,085

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$305,095	$454,809
Accrued liabilities	873,030	760,026
PPP loan	-	459,912
Convertible notes	-	-
Demand loans, current portion	-	2,152,334
Current portion of deferred revenue	313,854	268,083
Total current liabilities	1,491,979	4,095,164
Demand loans, net of current portion	-	1,105,974
Deferred revenue, net of current portion	256,646	303,917
Total liabilities	1,748,625	5,505,055
Total stockholders’ equity	2,927,212	3,281,030
Total liabilities and stockholders’ equity	$4,675,837	$8,786,085

BIONIK Laboratories Corp.

Condensed Consolidated Statements of Operations

(Audited)

(Amounts expressed in U.S. Dollars)

	Three months ended March 31,		Year ended March 31,
	2022	2021	2022	2021
Revenues, net	$191,262	$462,732	$1,273,712	$1,193,430
Cost of revenues	58,631	127,449	320,454	269,632
Gross Profit	132,631	335,283	953,258	923,798

Operating expenses
Sales and marketing	585,019	226,199	1,920,749	1,025,404
Research and development	364,369	280,271	998,516	1,544,918
General and administrative	584,540	795,563	2,806,584	4,508,748
Impairment of goodwill and intangible assets	-	-	5,200,608	7,182,053
Total operating expenses	1,533,928	1,302,033	10,926,457	14,261,123

Loss from operations	(1,401,297)	(966,750)	(9,973,199)	(13,337,325)
Interest expense, net	248,633	139,713	825,209	405,279
Other expense (income), net	55,318	(71,586)	(390,414)	(122,147)
Total other expense	303,951	68,127	434,795	283,132
Net loss	$(1,705,248)	$(1,034,877)	$(10,407,994)	$(13,620,457)
Loss per share - basic and diluted	$(0.29)	$(0.20)	$(1.78)	$(2.66)
Weighted average number of shares outstanding – basic and diluted	5,853,048	5,133,269	5,844,006	5,128,421

To supplement our consolidated financial statements presented in accordance with GAAP, BIONIK uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization of intangible assets acquired, share-based compensation expense, extinguishment of existing debt, as well as unrealized foreign exchange gains or losses for the year ended March 31, 2022, and 2021. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

BIONIK’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. BIONIK believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing BIONIK’s performance and when planning, forecasting and analyzing future periods. BIONIK also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to BIONIK’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Loss from operations	$(1,401,297)	$(966,750)	$(9,973,199)	$(13,337,325)
Non-GAAP adjustments to loss from operations:
Share-based compensation expense	65,361	100,166	384,365	819,213
Costs associated with impairment of intangibles	-	-	5,200,608	7,182,053
Costs associated with amortization of intangibles	-	23,580	58,927	94,321
Extinguishment of debt	-	-	(459,912)	-
Total Non-GAAP adjustments to loss from operations	65,361	123,746	5,183,988	8,095,587
Non-GAAP loss from operations	$(1,335,936)	$(843,004)	$(4,789,211)	$(5,241,738)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Net loss	$(1,705,248)	$(1,034,877)	$(10,407,994)	$(13,620,457)
Non-GAAP adjustments to net loss:
Share based compensation expense	65,361	100,166	384,365	819,213
Costs associated with impairment of intangibles	-	-	5,200,608	7,182,053
Costs associated with amortization of intangibles	-	23,580	58,927	94,321
Extinguishment of debt	-	-	(459,912)	-
Foreign exchange loss	2,544	33,988	19,107	77,231
Total Non-GAAP adjustments to net loss	67,905	157,734	5,203,095	8,172,818
Non-GAAP net loss	$(1,637,343)	$(877,143)	$(5,204,899)	$(5,447,639)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
Diluted net loss per share	$(0.29)	$(0.20)	$(1.78)	$(2.66)
Share-based compensation expense	0.01	0.02	0.07	0.16
Costs associated with impairment of intangibles	0.00	0.00	0.89	1.40
Costs associated with amortization of intangibles	0.00	0.00	0.01	0.02
Extinguishment of debt	0.00	0.00	(0.08)	0.00
Foreign exchange loss	0.00	0.01	0.00	0.02
Total Non-GAAP adjustments to net loss	0.01	0.03	0.89	1.60
Non-GAAP diluted net loss per share	$(0.28)	$(0.17)	$(0.89)	$(1.06)
Weighted average shares used to compute GAAP diluted net loss per share	5,853,048	5,133,269	5,844,006	5,128,421
Weighted average shares used to compute Non-GAAP diluted net loss per share	5,853,048	5,133,269	5,844,006	5,128,421